Greenlane Reports Record Core Business Revenue in Q3 2020

Core Revenue Expands 36% to $32.3 million Compared to Q3 2019
Sales of Greenlane Brands Grew Approximately 65% to $5.6 million Compared to Q3 2019
Implements Further G&A Expense Reductions to Achieve Annualized Savings of Approximately $5.0 million
Strong Balance Sheet Includes $40.0 million in Cash to Support Expansion Initiatives

BOCA RATON, Fla., November 16, 2020 – Greenlane Holdings, Inc. (“Greenlane” or "the Company”) (Nasdaq: GNLN), one of the largest global sellers of premium cannabis accessories and specialty vaporization products, today reported financial results for the third quarter ended September 30, 2020.

Third Quarter 2020 Highlights

•Net sales of the Company's Greenlane Brands grew approximately 65% to $5.6 million in Q3 2020 compared to $3.4 million in Q3 2019;
•Core revenue (defined as non-nicotine revenue) grew 36% to $32.3 million in Q3 2020, compared to $23.8 million in Q3 2019;
•Total revenue grew 10% to approximately $35.8 million in Q3 2020 compared to $32.4 million in Q2 2020;
•Excluding the impact of certain inventory adjustments which incurred in the quarter, gross profit would have been $7.3 million or 20.4% of net sales, a 610 basis point year over year improvement in gross profit percentage as compared to Q3 2019;
•Expanded management team through key hires to support Greenlane sales and marketing efforts in North America and Europe;
•Launched a first-of-its-kind line of responsibly sourced, precision-manufactured, pre-rolled cones made from organically-sourced paper exclusively processed in France and sealed with 100% natural Arabic gum;
•Obtained the exclusive right to expand the availability of Marley Naturals Accessories to specialty locations in Europe, Central and South America, and the Caribbean;

Management Commentary

“During the third quarter, with the help of our new senior leadership team, we acted on several key initiatives related to our go forward category emphasis, organizational structure, and related staffing levels. Building on the success we've achieved in growing Greenlane brands and non-nicotine sales year over year by 65% and 36%, respectively, we've taken additional decisive steps to de-emphasize certain product lines, invest in our fastest growing and highest margin opportunities, and further reduced our headcount by 4.5%,” said Aaron LoCascio, Greenlane’s Chairman and Chief Executive Officer. “While this has had an impact on our Q3 financials, we believe these decisions have positioned Greenlane to return to near-term profitability and long term success."

Mr. LoCascio added, "We are building a comprehensive suite of high-quality, Greenlane branded products which will enable us to capture more of the margin on each product we sell. At the same time, we continue to work very closely with our brand partners to launch innovative new products into the market leveraging our best-in-class global distribution platform. I remain very encouraged that we are on track to enter 2021 on a solid footing, returning to positive adjusted EBITDA in the first quarter as a result of the changes we have implemented.”

Q3 2020 Financial Summary

Net sales were $35.8 million in the third quarter of 2020 ("Q3 2020"), compared to $44.9 million for the third quarter of 2019 ("Q3 2019"), a decrease of $9.1 million or 20.3%. The change in revenue is largely attributable to the execution of Greenlane's business transformation initiative, whereby the Company has deliberately moved away from low-margin nicotine sales, to focus on higher-margin products. On a sequential basis, Q3 2020 net sales increased 10% from $32.4 million in the second quarter of 2020 ("Q2 2020").

Sales of nicotine products decreased to approximately $3.5 million in Q3 2020, from approximately $21.1 million in Q3 2019. Isolating for the impact of declining consumer demand for nicotine products on Greenlane’s total sales, Q3 2020 core revenue grew 36% to $32.3 million compared to $23.8 million in Q3 2019.

Net sales of Greenlane branded products grew to approximately $5.6 million, representing 15.5% of total revenue in the third quarter of 2020, as compared to approximately $3.4 million in the third quarter of 2019, or 7.5% of total revenue.

As of the fourth quarter of 2020, Greenlane has fully transitioned to a more streamlined and centralized model with fewer, but larger, highly automated distribution facilities. We believe these changes will greatly improve the scalability of the Company's business model.

In Q3 2020, gross profit was $2.5 million, or 6.9% of net sales, compared to $6.4 million, or 14.3% of net sales in Q3 2019. In the quarter, Greenlane made certain strategic decisions concerning existing inventory levels and go forward product lines. As a result of those decisions the Company recorded write-offs and adjustments of $4.8 million to damaged and obsolete inventory. Excluding the impact of these inventory adjustments, Q3 2020 gross margin would otherwise have been $7.3 million and gross profit margin would otherwise have been 20.4% or 610 basis points higher than Q3 2019 gross profit. Greenlane expects overall gross margin to expand from the current adjusted levels of 20.4% as it executes on its strategic vision with Greenlane Brands at its core.

Salaries, benefits, and payroll taxes in Q3 2020 decreased approximately $1.6 million, or 23.7%, compared to Q3 2019, primarily due to a net decrease in equity-based compensation expense. Q3 2020 general and administrative expenses increased by approximately $5.9 million. This increase was primarily due to a non-recurring loss of approximately $2.2 million related to a portion of an indemnification asset, in addition to other expenses related to the Company's business transformation initiatives which are expected to generate long term cost savings.

Q3 2020 net loss was $13.8 million, compared to $9.0 million in the same period for the prior year. Adjusted net loss was $6.9 million in Q3 2020 compared to adjusted net loss of $7.5 million for Q3 2019. Adjusted EBITDA loss was $6.3 million in Q3 2020 compared to adjusted EBITDA loss of $3.4 million in Q3 2019. Definitions of adjusted net loss and adjusted EBITDA and reconciliations of such metrics to the nearest GAAP measure are included below.

Cash was $40.0 million and total debt was $8.2 million as of September 30, 2020, compared to $47.8 million and $8.3 million, respectively, as of December 31, 2019. Year to date, cash used in operating activities was $3.8 million, compared to $33.5 million in the prior year, an 89% improvement. Greenlane continues to actively manage its balance sheet to fund the Company’s growth initiatives and potential M&A opportunities.

Conference Call Information

Greenlane will host a conference call Tuesday, November 17, 2020, to discuss these results. Aaron LoCascio, Chief Executive Officer, will host the call starting at 8:30 a.m. Eastern time. A question and answer session will follow management's presentation.

Date:	Tuesday, November 17, 2020
Time:	8:30 a.m. Eastern Time
Dial-In Number:	(833) 519-1285
Conference ID:	9693218
Webcast:	https://edge.media-server.com/mmc/p/crczypsj
Replay:	(855) 859-2056 or (404) 537-3406
Available until 11:30 p.m. Eastern Time Thursday, November 26th, 2020

About Greenlane Holdings, Inc.

Greenlane (NASDAQ: GNLN) is the leading global platform for the development and distribution of premium cannabis accessories and lifestyle products. The company operates as a powerful house of brands, third-party brand accelerator, and omni-channel distribution platform. Greenlane serves the global markets with an expansive customer base of more than 7,000 retail locations, including licensed cannabis businesses, smoke shops, and specialty retailers. As a pioneer in the cannabis space, Greenlane is the partner of choice for many of the industry’s leading brands, including PAX Labs, Storz & Bickel (Canopy-owned), Cookies, Grenco Science, and DaVinci. Greenlane also proudly owns and operates a diverse brand portfolio including packaging innovator Pollen Gear™, the K.Haring Glass Collection by Higher Standards, Marley Natural™, and VIBES™ rolling papers. Higher Standards, Greenlane’s flagship brand, offers both a high-end product line and immersive retail experience with groundbreaking stores in both New York City’s Chelsea Market and Malibu, California. Greenlane also owns and operates both Vapor.com and VapoShop.com, two industry-leading, direct-to-consumer e-commerce platforms in North America and Europe respectively. For additional information, please visit: https://gnln.com/.

Presentation of Financial Information

This press release includes historical consolidated results for the periods presented of Greenlane Holdings, LLC, the predecessor of Greenlane Holdings, Inc., for financial reporting purposes. Accordingly, the consolidated financial statements for periods prior to the completion of the IPO on April 23, 2019 have been adjusted to combine the previously separate entities for presentation purposes. Amounts for the period from January 1, 2019 through April 22, 2019 represent the historical operations of Greenlane Holdings, LLC. The amounts for the period from April 23, 2019 through September 30, 2019, and from January 1, 2020 through September 30, 2020 reflect the consolidated operations of Greenlane Holdings, Inc.

Use of Non-GAAP Financial Measures

Greenlane discloses Adjusted Net Loss and Adjusted EBITDA, which are non-GAAP financial measures, because management believes these metrics assist investors and analysts in assessing the Company’s overall operating performance and evaluating how well Greenlane is executing its business strategies. You should not consider Adjusted Net Loss or Adjusted EBITDA as alternatives to net loss determined in accordance with GAAP as indicators of Greenlane’s operating performance. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Accordingly, you should not view Adjusted Net Loss or Adjusted EBITDA in isolation or as a substitute, or superior to, financial information prepared and presented in accordance with GAAP. Furthermore, these non-GAAP measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

Adjusted Net Loss and Adjusted EBITDA have limitations as an analytical tool. Some of these limitations are:

•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditures;
•Adjusted EBITDA does not include interest expense, which has been a necessary element of the Company's costs;
•Adjusted EBITDA does not reflect income tax payments we may be required to make;
•Adjusted EBITDA and Adjusted Net Loss do not reflect equity-based compensation;
•Adjusted EBITDA and Adjusted Net Loss do not reflect transaction and other costs which are generally incremental costs that result from an actual or planned transaction;
•Other companies, including companies in Greenlane's industry, may calculate adjusted EBITDA and adjusted net loss differently, which reduces its usefulness as a comparative measure.

For more information on Greenlane's non-GAAP financial measures and a reconciliation of GAAP to non-GAAP financial measures, please see the "Reconciliation of GAAP to Non-GAAP Financial Measures" table in this press release.

Forward Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. These forward-looking statements include, among others: comments relating to the current and future performance of the Company’s business; the impact of the ongoing COVID-19 pandemic on the Company's business; growth in demand for the Company’s products; growth in the market for cannabis and nicotine; the Company’s marketing and commercialization efforts; and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2019 and the Company's other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Additional information is also set forth in Greenlane's Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to Greenlane on the date hereof. Greenlane undertakes no duty to update this information unless required by law.

Media Contact
MATTIO Communications
Greenlane@mattio.com

Investor Contact:
Rob Kelly
Investor Relations, MATTIO Communications
Greenlane@mattio.com
1-416-992-4539

GREENLANE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value per share amounts)

	September 30, 2020	December 31, 2019
Assets	(Unaudited)
Current assets
Cash	$39,993	$47,773
Accounts receivable, net of allowance of $1,324 and $936 at September 30, 2020 and December 31, 2019, respectively	6,438	8,091
Inventories, net	36,919	43,060
Vendor deposits	8,775	11,120
Assets held for sale	1,177	—
Other current assets	8,924	4,924
Total current assets	102,226	114,968

Property and equipment, net	12,392	13,165
Intangible assets, net	5,930	6,301
Goodwill	3,128	11,982
Operating lease right-of-use assets	3,085	4,695
Other assets	2,053	2,091
Total assets	$128,814	$153,202

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$17,963	$11,310
Accrued expenses and other current liabilities	15,956	10,600
Customer deposits	2,593	3,152
Current portion of operating leases	725	1,084
Current portion of finance leases	208	116
Total current liabilities	37,445	26,262

Notes payable, less current portion and debt issuance costs, net	7,886	8,018
Operating leases, less current portion	2,708	3,844
Finance leases, less current portion	277	194
Other liabilities	1,038	620
Total long-term liabilities	11,909	12,676
Total liabilities	49,354	38,938

Commitments and contingencies

Stockholders’ Equity
Preferred stock, $0.0001 par value, 10,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.01 par value per share, 125,000 shares authorized; 13,072 shares issued and outstanding as of September 30, 2020; 9,999 shares issued and 9,812 shares outstanding as of December 31, 2019	131	98
Class B common stock, $0.0001 par value per share, 10,000 shares authorized; 3,591 and 5,975 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	1	1
Class C Common stock, $0.0001 par value per share, 100,000 shares authorized; 76,489 and 77,791,000 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	8	8
Additional paid-in capital	39,194	32,108
Accumulated deficit	(20,732)	(9,727)
Accumulated other comprehensive loss	(154)	(72)
Total stockholders’ equity attributable to Greenlane Holdings, Inc.	18,448	22,416
Non-controlling interest	61,012	91,848
Total stockholders’ equity	79,460	114,264
Total liabilities and stockholders’ equity	$128,814	$153,202

GREENLANE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$35,764	$44,886	$102,032	$147,770
Cost of sales	33,297	38,448	85,419	123,194
Gross profit	2,467	6,438	16,613	24,576
Operating expenses:
Salaries, benefits and payroll taxes	5,010	6,562	17,745	21,673
General and administrative	10,673	4,751	25,758	15,549
Goodwill impairment charge	—	—	8,996	—
Depreciation and amortization	599	650	1,959	1,980
Total operating expenses	16,282	11,963	54,458	39,202
Loss from operations	(13,815)	(5,525)	(37,845)	(14,626)
Other income (expense), net:
Change in fair value of convertible notes	—	—	—	(12,063)
Interest expense	(115)	(119)	(335)	(862)
Other income, net	357	7,746	1,483	8,670
Total other income (expense), net	242	7,627	1,148	(4,255)
(Loss) income before income taxes	(13,573)	2,102	(36,697)	(18,881)
Provision for income taxes	220	11,063	147	10,966
Net loss	(13,793)	(8,961)	(36,844)	(29,847)
Less: Net loss attributable to non-controlling interest	(9,300)	(2,563)	(25,839)	(4,016)
Net loss attributable to Greenlane Holdings, Inc.	$(4,493)	$(6,398)	$(11,005)	$(25,831)

Net loss attributable to Class A common stock per share - basic and diluted	$(0.35)	$(0.64)	$(0.95)	$(0.67)
Weighted-average shares of Class A common stock outstanding - basic and diluted	12,798	9,998	11,559	9,998

Other comprehensive income (loss):
Foreign currency translation adjustments	285	(13)	130	38
Unrealized gain (loss) on derivative instrument	35	(310)	(525)	(310)
Comprehensive loss	(13,473)	(9,284)	(37,239)	(30,119)
Less: Comprehensive loss attributable to non-controlling interest	(9,066)	(2,809)	(26,152)	(4,238)
Comprehensive loss attributable to Greenlane Holdings, Inc.	$(4,407)	$(6,475)	$(11,087)	$(25,881)

GREENLANE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss (including amounts attributable to non-controlling interest)	$(36,844)	$(29,847)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,959	1,980
Reversal of tax receivable agreement liability	—	(5,721)
Change in deferred tax asset, net	—	10,879
Equity-based compensation expense	182	6,083
Unrealized gain on equity investment	—	(1,537)
Goodwill impairment charge	8,996	—
Change in fair value of contingent consideration	(719)	—
Change in fair value of convertible notes	—	12,063
Change in provision for doubtful accounts	766	91
Loss on disposal of assets	569	—
Loss related to indemnification asset not probable of recovery	2,200	—
Other	242	37
Changes in operating assets and liabilities, net of the effects of acquisitions:
Decrease in accounts receivable	886	1,396
Decrease (increase) in inventories	6,140	(15,764)
Decrease (increase) in vendor deposits	2,543	(778)
Decrease (increase) in deferred offering costs	—	2,284
(Increase) in other current assets	(6,217)	(1,720)
Increase (decrease) in accounts payable	6,653	(13,182)
Increase in accrued expenses	9,558	465
(Decrease) in customer deposits	(670)	(272)
Net cash used in operating activities	(3,756)	(33,543)
Cash flows from investing activities:
Purchase consideration paid for acquisitions, net of cash acquired	(1,841)	(1,283)
Purchases of property and equipment, net	(1,438)	(1,268)
Purchase of intangible assets	(300)	(58)
Investment in equity securities	—	(500)
Net cash used in investing activities	(3,579)	(3,109)
Cash flows from financing activities:
Proceeds from issuance of convertible notes	—	8,050
Proceeds from issuance of Class A common stock sold in initial public offering, net of underwriting costs	—	83,003
Payment of debt issuance costs - convertible notes	—	(1,734)
Deferred offering costs paid	—	(3,523)
Redemption of Class A and Class B units of Greenlane Holdings, LLC	—	(3,019)
Member distributions	—	(897)
Other	(310)	(187)
Net cash (used in) provided by financing activities	(310)	81,693
Effects of exchange rate changes on cash	(135)	158
Net (decrease) increase in cash	(7,780)	45,199
Cash, as of beginning of the period	47,773	7,341
Cash, as of end of the period	$39,993	$52,540

Supplemental disclosures of cash flow information
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$1,193	$547
Lease liabilities arising from obtaining finance lease assets	$272	$88
Lease liabilities arising from obtaining operating lease right-of-use assets	$331	$2,973
Non-cash investing and financing activities:
Conversion of convertible debt to Class A common stock	$—	$60,313
Redeemable Class B Units issued for acquisition of a subsidiary, net of issuance costs	$—	$6,664
Shares of Class A common stock issued for acquisition of Conscious Wholesale	$1,988	$—
Exchanges of non-controlling interest for Class A common stock	$(4,616)	$—

GREENLANE HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)

The reconciliation of our Net Loss to Adjusted Net Loss for each of the periods indicated is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Net loss	$(13,793)	$(8,961)	$(36,844)	$(29,847)
Debt placement costs for convertible notes (1)	—	—	—	422
Transition to being a public company (2)	—	—	—	775
Equity-based compensation expense	(980)	1,508	182	6,062
Initial consulting costs related to ERP system implementation (3)	45	—	153	—
Restructuring expenses (4)	495	—	859	—
Due diligence costs related to acquisition target	—	—	903	—
Goodwill impairment charge	—	—	8,996	—
Adjustments related to the product rationalization to increase inventory turnover of slow-selling products	3,222	—	3,222	—
Obsolete inventory charges related to management's strategic initiative (5)	1,137	—	1,137	—
Allowances for uncollectible vendor deposits incurred in connection with management's strategic initiative (5)	822	—	822	—
Loss related to indemnification asset not probable of recovery	2,200	—	2,200	—
Change in fair value of convertible notes	—	—	—	12,063
Adjusted net loss	$(6,852)	$(7,453)	$(18,370)	$(10,525)
(1)Debt placement costs related to the issuance of convertible notes in January 2019.
(2)Includes certain non-recurring fees and expenses primarily attributable to consulting fees and incremental audit and legal fees incurred in connection with our IPO.
(3)Includes non-recurring expenses related to the initial project design for our planned ERP system implementation.
(4)Includes primarily severance payments for employees terminated as part of our transformation plan.
(5)Includes certain non-recurring charges related to management's strategic initiative. These adjustments were incurred liquidate inventory on hand and on order, rationalize product offerings, improve inventory turnover of slow-selling products and vacate warehouse space for products with higher margin and marketability.

The reconciliation of our Net Loss to Adjusted EBITDA for each of the periods indicated is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Net loss	$(13,793)	$(8,961)	$(36,844)	$(29,847)
Other income, net (1)	(357)	(7,746)	(1,483)	(8,670)
Transition to being a public company (2)	—	—	—	775
Interest expense	115	119	335	862
Provision for (benefit from) income taxes	220	11,063	147	10,966
Depreciation and amortization	599	650	1,959	1,980
Equity-based compensation expense	(980)	1,508	182	6,062
Initial consulting costs related to ERP system implementation (3)	45	—	153	—
Restructuring expenses (4)	495	—	859	—
Due diligence costs related to acquisition target	—	—	903	—
Adjustments related to product rationalization to increase inventory turnover of slow-selling products (5)	3,222	—	3,222	—
One-time early termination fee on operating lease in connection with moving to a centralized distribution center model	—	—	262	—
Goodwill impairment charge	—	—	8,996	—
Obsolete inventory charges related to management's strategic initiative(5)	1,137	—	1,137	—
Allowances for uncollectible vendor deposits incurred in connection with management's strategic initiative (5)	822	—	822	—
Loss related to indemnification asset not probable of recovery	2,200	—	2,200	—
Change in fair value of convertible notes	—	—	—	12,063
Adjusted EBITDA	$(6,275)	$(3,367)	$(17,150)	$(5,809)
(1)Includes rental and interest income, changes in the fair value of contingent consideration, and other miscellaneous income.
(2)Includes certain non-recurring fees and expenses primarily attributable to consulting fees and incremental audit and legal fees incurred in connection with our IPO.
(3)Includes non-recurring expenses related to the initial project design for our planned ERP system implementation.
(4)Includes primarily severance payments for employees terminated as part of our transformation plan.
(5)Includes certain non-recurring charges related to management's strategic initiative. These adjustments were incurred liquidate inventory on hand and on order, rationalize product offerings, improve inventory turnover of slow-selling products and vacate warehouse space for products with higher margin and marketability.